UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                        Under the Securities Act of 1934
                               (Amendment No. 2)*



                             BCAM INTERNATIONAL INC.
                         ------------------------------
                                (Name of Issuer)

                     Common Stock, par value, $.01 per share
                   -------------------------------------------
                         (Title of Class of Securities)



                                   9060T 10 4
                                -----------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 5 Pages

CUSIP No. 9060T 10 4                   13G                     Page 2 of 5 Pages



1.     Name of Reporting Person
       S.S. or I.R.S. Identification No. of Above Person

       Clifford M. Gross
       ###-##-####
--------------------------------------------------------------------------
2.     Check the Appropriate Box if a             (a) [ ]
       Member of a Group*                         (b) [ ]
--------------------------------------------------------------------------
3.     SEC Use Only
--------------------------------------------------------------------------
4.     Citizenship or Place of Organization        USA
--------------------------------------------------------------------------


                                   5. Sole Voting Power    -0-
                                   _______________________________________

                                   6. Shared Voting Power  -0-
Number of Shares                   _______________________________________
Beneficially Owned
by Each Reporting                  7. Sole Dispositive     -0-
Person With                           Power
                                   ---------------------------------------

                                   8. Shared Dispositive   -0-


--------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned By Each Reporting Person

                        -0-

--------------------------------------------------------------------------

10.   Check Box If The Aggregate Amount In Row (9)    [  ]
      Excludes Certain Shares

--------------------------------------------------------------------------

11.   Percent Of Class Represented By Amount In Row 9

                                                -0-

--------------------------------------------------------------------------

12.   Type Of Reporting Person                    IN

--------------------------------------------------------------------------

CUSIP No. 9060T 10 4                   13G                     Page 3 of 5 Pages



1.    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Elissa Beth Gross
      ###-##-####

-------------------------------------------------------------------------

2.    Check the Appropriate Box if a             (a) [ ]
      Member of a Group*                         (b) [ ]

-------------------------------------------------------------------------

3.    SEC Use Only

-------------------------------------------------------------------------

4.    Citizenship or Place of Organization        USA

-------------------------------------------------------------------------

                                  5. Sole Voting Power    -0-
                                  _______________________________________

                                  6. Shared Voting Power  -0-
Number of Shares                  _______________________________________
Beneficially Owned
by Each Reporting                 7. Sole Dispositive     -0-
Person With                          Power
                                  ---------------------------------------

                                  8. Shared Dispositive   -0-

-------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned By Each Reporting Person

                         -0-

-------------------------------------------------------------------------

10.   Check Box If The Aggregate Amount In Row (9)    [  ]
      Excludes Certain Shares

-------------------------------------------------------------------------
11.    Percent Of Class Represented By Amount In Row 9

                                                  -0-
-------------------------------------------------------------------------

12.    Type Of Reporting Person                    IN

-------------------------------------------------------------------------

CUSIP No. 9060T 10 4                   13G                     Page 4 of 5 Pages



Item 1(a).      Name of Issuer

           BCAM International Inc.
________________________________________________________________________________

Item 1(b).      Address of Issuer's Principal Executive Offices.

           1800 Walt Whitman Road, Melville, New York  11747.
________________________________________________________________________________

Item 2(a).      Name of Person Filing

           Clifford M. Gross
           Elissa Beth Gross
________________________________________________________________________________

Item 2(b).      Address of Principal Business Office or, if None, Residence

           773 Mainsale Drive, Tampa, Florida  33602
________________________________________________________________________________

Item 2(c).      Citizenship

           United States
________________________________________________________________________________

Item 2(d).      Title of Class of Securities

           Common Stock, $.01 par value
________________________________________________________________________________

Item 2(e).      CUSIP No.

           9060T 10 4
________________________________________________________________________________

Item 3. If this Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b), Check Whether the Person Filing Is a:

           Not Applicable

Item 4.         Ownership

           Not Applicable

Item 5.         Ownership of Five Percent or Less of a Class

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

CUSIP No. 9060T 10 4                   13G                     Page 5 of 5 Pages



Item 6.         Ownership of More Than Five Percent on Behalf of Another Person

           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

           Not Applicable

Item 8.         Identification and Classification of Members of the Group

           Not Applicable

Item 9.         Notice of Dissolution of Group

           Not Applicable

Item 10.   Certification

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                January 29, 1996
                               -------------------------
                               (Date)

                               /s/ Clifford M. Gross
                               -------------------------
                               (Signature)

                               Clifford M. Gross
                               -------------------------
                               (Name/Title)

                                January 29, 1996
                               -------------------------
                               (Date)

                               /s/ Elissa Beth Gross
                               -------------------------
                               (Signature)

                               Elissa Beth Gross
                               -------------------------
                               (Name/Title)